Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO CERTIFICATE

OF INCORPORATION

FOR

ROBOT CACHE US INC.,

a Delaware corporation

The undersigned, Lee Jacobson, hereby certifies as follows:

1. He is the Chief Executive Officer of Robot Cache US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2. Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

“The total number of shares of stock which the Corporation

shall have authority to issue is Two Hundred Million

(200,000,000) shares, all of which are 0.001 par value and

classified as common stock.”

4. The amendment set forth herein shall become effective immediately upon the filing of this Certificate of Amendment.

5. The amendment set forth herein has been duly approved and adopted by the Board of Directors of this corporation.

6. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.

7. Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Robot Cache US Inc, has caused this certificate to be signed by Lee Jacobson, its Chief Executive Officer, this 24th day of July, 2019.

By:
Lee Jacobson, Chief Executive Officer